BLUEFLY, INC.
                               42 West 39th Street
                            New York, New York 10018

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                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  July 29, 2004

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        NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of
Bluefly, Inc. (the "Company") will be held at 5:00 p.m., local time, on July 29, 2004 at the Company's offices at 42 West 39th Street, 9th Floor, New York, New York, for the following purposes:

    1. To elect six directors of the Company to hold office until the next annual meeting of stockholders;

    2. To approve amendments to the Bluefly, Inc. 1997 Stock Option Plan, as amended (the "Plan"), which would (a) increase the aggregate number of shares of Common Stock that may be the subject of options granted pursuant to the Plan from 12,200,000 shares to 14,200,000 shares and (b) increase the aggregate number of shares of Common Stock that may be the subject of options granted pursuant to the Plan to a participant in a fiscal year from 1,000,000 to 2,000,000;

    3. To approve the conversion provisions of certain convertible promissory notes issued to the Company's majority stockholders; and

    4. To transact such other business as may properly come before the meeting.

        Only holders of record of the Common Stock and the Company's Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock, Series D Convertible Preferred Stock and Series E Convertible Preferred Stock at the close of business on June 22, 2004 are entitled to notice of, and to vote at, the meeting and any adjournment thereof. Such stockholders may vote in person or by proxy.

        WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE FILL IN, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                         By Order of the Board of Directors,

                                         E. KENNETH SEIFF
                                         Chief Executive Officer

June 29, 2004